Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-266522 on Form S-3 and Registration Statement No. 333-214383 on Form S-8 of our report dated March 10, 2022 relating to the consolidated financial statements of SandRidge Energy, Inc. and subsidiaries in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Houston, Texas
March 15, 2023